Exhibit 5.4

CONSENT OF E. BELZILE

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation (File No. 333-190073).

/s/ Elzéar Belzile
By:	Elzéar Belzile, Ing.
Title:	Independent Mining Consultant
Company:	Belzile Solutions Inc.

Dated:	January 15, 2014